EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Black Ridge Oil & Gas, Inc. for the year ended December 31, 2014, of our report dated March 18, 2015, with respect to estimates of reserves and future net revenue of Black Ridge Oil & Gas, Inc., as of December 31, 2014, and to all references to our firm included in this Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ C.H. (Scott) Rees III

       C.H. (Scott) Rees III, P.E.

       Chairman and Chief Executive Officer

Dallas, Texas

March 27, 2015

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